Exhibit 99.1

Farmland Partners Inc. Announces Second Quarter AFFO Per Share of $0.16 — a 189% Increase Over Q2 of 2014 — and Reports Full Results for the Quarter Ended June 30, 2015

DENVER, July 28, 2015 /PRNewswire/ - Farmland Partners Inc. (NYSEMKT: FPI) (the “Company”) today reported financial results for the quarter ended June 30, 2015.

Second Quarter Highlights

•                  Reported Adjusted Funds from Operations (“AFFO”) per fully diluted weighted average share of $0.16 for the quarter ended June 30, 2015, a 332% increase over the prior quarter and a 189% increase over the same quarter from the prior year

•                  Closed on the acquisition of 19,156 acres for an aggregate purchase price of $107.8 million, including 824,398 shares of common stock and 2,232,296 units in the Company’s operating partnership (“OP Units”)

•                  Entered into contracts for the acquisition of an additional 2,638 acres for total consideration of $12.9 million in cash

•                  Increased the maximum borrowing capacity under the secured note purchase facility (the “Farmer Mac Facility”) to $165 million and issued a total of $75.9 million of debt under the facility, including two ten-year bonds

•                  Declared a dividend of $0.1275 per share ($0.51 annualized) for the second quarter of 2015 — representing a 10% increase over the Company’s previous quarterly dividend and a 4.85% distribution rate based on the Company’s closing stock price on July 27, 2015

“During the second quarter of 2015, we increased our portfolio size by nearly 22,000 acres, including farms under contract, and generated AFFO per share of $0.16, which is our best quarterly performance to date,” said Paul Pittman, the Company’s CEO. “This was an outstanding quarter which was marked by tremendous growth, as we closed over $100 million in acquisitions across the country. We capped our record quarter by putting our first permanent crop farm under contract, while entering into a new region and state.”

Other Recent Highlights

•                  Completed a follow-on offering of 3,000,000 shares of common stock on July 21, 2015, generating net proceeds, after the underwriting discount and estimated expenses of the offering payable by the Company, of approximately $31.2 million

•                  Closed on the acquisition of a total of 2,513 acres for an aggregate purchase price of $11.7 million since July 1, 2015

•                  Entered into contracts for the acquisition of an additional 341 acres for total consideration of $3.8 million since July 1, 2015

•                  Issued a $6.6 million five-year, interest-only bond with a fixed interest rate of 3.35% under the Farmer Mac Facility

Investment Activity

In the second quarter of 2015, the Company acquired 25 farms in eight states, comprised of the following:

•                  Eleven farms in Nebraska totaling 2,277 acres for an aggregate purchase price of $18.0 million, consisting of cash and 238,587 OP Units

•                  Eight farms in North Carolina, South Carolina and Virginia totaling 14,935 acres for an aggregate purchase price of $80.9 million, consisting of cash, 824,398 shares of common stock and 1,993,709 OP Units

•                  Two farms in Colorado totaling 482 acres for an aggregate purchase price of $3.0 million in cash

•                  Two farms in Illinois totaling 169 acres for an aggregate purchase price of $1.4 million in cash

•                  One farm in Arkansas totaling 934 acres for a purchase price of $3.0 million in cash

•                  One farm in Mississippi totaling 359 acres for a purchase price of $1.5 million in cash

In the second quarter of 2015, the Company entered into additional contracts for the acquisition of three farms totaling 2,638 acres, of which two farms in Arkansas and Mississippi totaling 2,513 acres closed subsequent to June 30, 2015 for an aggregate purchase price of $11.7 million in cash. One farm remains under contract in Michigan totaling 125 acres for a purchase price of $1.2 million in cash and is expected to close in the third quarter of 2015, subject to customary closing conditions.

Additionally, subsequent to June 30, 2015, the Company entered into contracts for the acquisition of two farms in Nebraska and Michigan totaling 341 acres for an aggregate purchase price of $3.8 million in cash.

New Indebtedness

On April 7, 2015, the Operating Partnership issued a $14.9 million, interest-only bond under the Farmer Mac Facility. The bond has a ten-year term and has a fixed interest rate of 3.69%.

On April 10, 2015, the Operating Partnership issued an $11.2 million, interest-only bond under the Farmer Mac Facility. The bond has a ten-year term and has a fixed interest rate of 3.68%.

On June 2, 2015, the Operating Partnership issued a $41.7 million, interest-only bond under the Farmer Mac Facility. The bond has a five-year term and has a fixed interest rate of 3.20%.

On June 2, 2015, the Operating Partnership issued an $8.1 million amortizing loan under the Farmer Mac Facility. The loan has an 11-month term and has an interest rate of one-month LIBOR plus 1.80%.

On July 1, 2015, the Operating Partnership issued a $6.6 million, interest-only bond under the Farmer Mac Facility. The bond has a five-year term and has a fixed interest rate of 3.35%.

Adjusted Funds from Operations and Adjusted EBITDA

AFFO was $1.8 million for the second quarter of 2015, as compared to $0.3 million for the second quarter of 2014, and $2.1 million for the six months ended June 30, 2015, as compared to $0.5 million for the six months ended June 30, 2014. AFFO per fully diluted share was $0.16 for the three months ended June 30, 2015 and $0.21 for the six months ended June 30, 2015.

Adjusted EBITDA was $2.8 million for the three months ended June 30, 2015, as compared to $0.6 million for the three months ended June 30, 2014, and $4.0 million for the six months ended June 30, 2015, as compared to $1.1 million for the six months ended June 30, 2014.

See “Non-GAAP Financial Measures” for complete definitions of AFFO and Adjusted EBITDA and the financial tables accompanying this press release for reconciliations of net income to AFFO and Adjusted EBITDA.

Quarterly Dividend

On July 15, 2015, the Company paid a second quarter dividend of $0.1275 per share to all stockholders of record on July 1, 2015. On an annualized basis, this dividend equates to $0.51 per share, which represents an annual distribution rate of 4.85% based on the Company’s closing stock price on July 27, 2015.

Operating Results

The Company’s portfolio consists of 123 farms in Illinois, Nebraska, Colorado, Kansas, Arkansas, Louisiana, Mississippi, South Carolina, North Carolina, Virginia and Michigan totaling approximately 71,480 acres, including two farms totaling 2,513 acres acquired subsequent to June 30, 2015 and three farms totaling 466 acres under contract.

The majority of the Company’s tenants pay 100% of their annual rent in advance of each spring planting season. Consistent with industry practice for cash rents, when the Company makes new acquisitions in the first half of the year, the Company often will receive 100% of the year’s rent at closing. However, the Company recognizes revenues on a straight-line basis throughout the entire multi-year term of the lease, as required by U.S. generally accepted accounting principles (“GAAP”). Actual cash rent receipts for the three and six months ended June 30, 2015 were $6.8 million and $13.3 million, respectively. As of June 30, 2015 the Company had $10.2 million in deferred revenue, $6.6 million of which will be recognized during the remainder of the fiscal year ending December 31, 2015.

The Company recorded rental income of $2.8 million and net income of $0.1 million for the three months ended June 30, 2015, as compared to rental income of $0.7 million and a net loss of $0.5 million for the same period in 2014. The Company recorded rental income of $4.8 million and a net loss of $0.1 million for the six months ended June 30, 2015, as compared to rental income of $1.3 million and a net loss $0.4 million for the same period in 2014.

Total rental income increased $2.1 million, for the three months ended June 30, 2015, as compared to the three months ended June 30, 2014. Rental income for the same-property portfolio increased to $637,891 for the three months ended June 30, 2015 from $635,858 for the three months ended June 30, 2014, as a result of average annual rent for the same-property portfolio increasing to $361 per acre for the three months ended June 30, 2015 from $360 per acre for the same period in 2014.

Conference Call Information

The Company has scheduled a conference call on Wednesday, July 29, 2015 at 11:00 a.m. (Eastern Time) to discuss its financial results for the quarter ended June 30, 2015 and provide a company update. The conference call can be accessed live over the phone toll-free by dialing (866) 262-6804, or for international callers, (412) 902-4107.  Participants can reference the Farmland Partners Inc. Second Quarter 2015 Earnings Call. The conference call will also be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.farmlandpartners.com. A replay of the conference call will be available beginning July 29, 2015 at 1:00 p.m. (Eastern Time) until August 13, 2015 at 11:59 p.m. (Eastern Time), by dialing (877) 344-7529 (U.S.) or (412) 317-0088 (International); passcode: 10069311. A replay of the webcast will also be accessible on the Investor Relations website for a limited time following the event.

About Farmland Partners Inc.

Farmland Partners Inc. is an internally managed real estate company that owns and seeks to acquire high-quality farmland located in agricultural markets throughout North America. The Company’s portfolio is comprised of 123 farms with an aggregate of 71,480 acres (including three farms with an aggregate of 466 acres under contract) in Illinois, Nebraska, Colorado, Kansas, Arkansas, Louisiana, Mississippi, South Carolina, North Carolina, Virginia and Michigan. The Company intends to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ended December 31, 2014.

IPO and Formation Transactions

The Company’s financial condition as of June 30, 2015 and December 31, 2014 and the results of operations for the three and six months ended June 30, 2015 reflect the financial condition and results of operations of the Company.  Due to the timing of the IPO and the formation transactions, the results of operations for the three and six months ended June 30, 2014 reflect the combined results of operations of FP Land together with the Company for the period prior to April 16, 2014 and the consolidated results of the Company for the period from April 16, 2014 through June 30, 2014.

Forward-Looking Statements

This press release includes “forward-looking statements,” including, without limitation, statements with respect to operating and financial performance expectations for fiscal year 2015, proposed acquisitions, financing activities, and 2015 annual rents. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” or similar expressions or their negatives, as well as statements in future tense. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, beliefs and expectations, such forward-looking statements are not predictions of future events or guarantees of future performance and our actual results could differ materially from those set forth in the forward-looking statements. Some factors that might cause such a difference include the following: general volatility of the capital markets and the market price of the Company’s common stock, changes in the Company’s business strategy, availability, terms and deployment of capital, availability of qualified personnel, changes in the Company’s industry, interest rates or the general economy, adverse developments related to crop yields or crop prices, the degree and nature of the Company’s competition, the timing, price or amount of repurchases, if any, under the Company’s share repurchase program, the ability to consummate acquisitions under contract and the other factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, and our other filings with the Securities and Exchange Commission. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Farmland Partners Inc.

Combined Consolidated Balance Sheets

As of June 30, 2015 and December 31, 2014

(Unaudited)

	June 30,	December 31,
	2015	2014
ASSETS
Land, at cost	$269,122,635	$152,294,899
Grain facilities	2,650,607	2,650,607
Groundwater	6,332,784	5,004,942
Irrigation improvements	9,716,994	5,188,459
Drainage improvements	1,072,831	783,475
Other	681,074	570,574
Construction in progress	1,952,503	—
Real estate, at cost	291,529,428	166,492,956
Less accumulated depreciation	(1,153,609)	(777,469)
Total real estate, net	290,375,819	165,715,487
Deposits	282,874	419,548
Cash	20,819,778	33,736,166
Deferred offering costs	386,477	—
Accounts receivable	188,318	336,919
Accounts receivable, related party	332,089	182,763
Inventory	183,589	—
Other	417,342	267,431

TOTAL ASSETS	$312,986,286	$200,658,314

LIABILITIES AND EQUITY
LIABILITIES
Mortgage notes and bonds payable, net	$183,453,059	$113,513,407
Dividends payable	1,631,622	1,122,504
Accrued interest	559,050	238,933
Accrued property taxes	386,187	241,221
Deferred revenue	10,159,654	1,364,737
Accrued expenses	1,216,261	651,672
Total liabilities	197,405,833	117,132,474

Commitments and contingencies

Redeemable non-controlling interest in operating partnership	9,757,327	—

EQUITY
Common stock, $0.01 par value, 500,000,000 shares authorized; 8,619,734 and 7,731,755 shares issued and outstanding at June 30, 2015 and December 31, 2014 , respectively	84,055	75,175
Additional paid in capital	80,876,316	68,980,437
Retained deficit	(617,556)	(568,192)
Cumulative dividends	(4,133,493)	(2,130,218)
Non-controlling interests in operating partnership	29,613,804	17,168,638
Total equity	105,823,126	83,525,840

TOTAL LIABILITIES AND EQUITY	$312,986,286	$200,658,314

Farmland Partners Inc.

Combined Consolidated Statements of Operations

For the three and six months ended June 30, 2015 and 2014

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
OPERATING REVENUES:
Rental income	$2,788,165	$700,965	$4,818,311	$1,336,819
Tenant reimbursements	95,555	77,830	168,900	127,627
Other income	—	7,603	—	7,603
Total operating revenues	2,883,720	786,398	4,987,211	1,472,049

OPERATING EXPENSES
Depreciation and depletion	203,210	69,369	376,140	109,264
Property operating expenses	259,127	59,732	459,623	109,529
Acquisition and due diligence costs	56,646	67,861	67,560	67,861
General and administrative expenses	989,011	740,068	1,864,042	813,363
Legal and accounting	162,367	102,500	430,542	156,000
Total operating expenses	1,670,361	1,039,530	3,197,907	1,256,017
OPERATING INCOME (LOSS)	1,213,359	(253,132)	1,789,304	216,032

OTHER EXPENSE:
Interest expense	1,068,691	288,536	1,841,214	623,110
Total other expense	1,068,691	288,536	1,841,214	623,110

NET INCOME (LOSS)	144,668	(541,668)	(51,910)	(407,078)

Net (income) loss attributable to non-controlling interests in operating partnership	(33,902)	183,385	6,235	48,795
Net income attributable to redeemable non-controlling interests in operating partnership	(3,689)	—	(3,689)	—

Net income (loss) attributable to the Company	$107,077	$(358,283)	$(49,364)	$(358,283)

Nonforfeitable dividends allocated to unvested restricted shares	(18,351)	(22,500)	(43,208)	(22,500)
Dividends on redeemable non-controlling interests in operating partnership	(112,675)	—	(112,675)	—

Net loss available to common stockholders of Farmland Partners Inc.	$(23,949)	$(380,783)	$(205,247)	$(380,783)

Basic and diluted per common share data:
Basic and diluted net loss available to common stockholders	$(0.00)	$(0.12)	$(0.03)	$(0.24)
Basic and diluted weighted average common shares outstanding	7,892,700	3,132,044	7,712,094	1,575,172

Farmland Partners Inc.

Reconciliation of Non-GAAP Measures

For the three and six months ended June 30, 2015 and 2014

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014
Net income (loss)	$144,668	$(541,668)	$(51,910)	$(407,078)
Depreciation and depletion	203,210	69,369	376,140	109,264
FFO	347,878	(472,299)	324,230	(297,814)

Crop year adjusted revenue	1,098,554	472,504	1,168,411	472,504
Stock based compensation	241,192	205,479	480,195	205,479
Real estate acquisition related audit fees	20,000	25,000	90,000	25,000
Real estate related acquisition and due diligence costs	56,646	67,861	67,560	67,861
AFFO	$1,764,270	$298,545	$2,130,396	$473,030

AFFO per diluted weighted average share data:

AFFO common shares	10,819,814	4,911,673	10,257,414	2,469,902
Net loss available to common stockholders	$(0.00)	$(0.12)	$(0.03)	$(0.24)
Income available to non-controlling interest in operating partnership	—	0.01	—	0.08
Income available to redeemable non-controlling interest in operating partnership	0.01	—	0.02	—
Depreciation and depletion	0.02	0.01	0.04	0.04
Crop year adjusted revenue	0.10	0.10	0.11	0.19
Stock based compensation	0.02	0.04	0.05	0.08
Real estate acquisition related audit fees	—	0.01	0.01	0.01
Real estate related acquisition and due diligence costs	0.01	0.01	0.01	0.03
AFFO diluted weighted average per share	$0.16	$0.06	$0.21	$0.19

	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014
Net income (loss)	$144,668	$(541,668)	$(51,910)	$(407,078)
Interest expense	1,068,691	288,536	1,841,214	623,110
Depreciation and depletion	203,210	69,369	376,140	109,264
EBITDA	$1,416,569	$(183,763)	$2,165,444	$325,296

Crop year adjusted revenue	1,098,554	472,504	1,168,411	472,504
Stock based compensation	241,192	205,479	480,195	205,479
Real estate acquisition related audit fees	20,000	25,000	90,000	25,000
Real estate related acquisition and due diligence costs	56,646	67,861	67,560	67,861
Adjusted EBITDA	$2,832,961	$587,081	$3,971,610	$1,096,140

Non-GAAP Financial Measures

The Company considers the following non-GAAP measures as useful to investors as key supplemental measures of its performance: Funds From Operations (“FFO”), AFFO, Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss as a measure of the Company’s operating performance. FFO, AFFO, EBITDA and Adjusted EBITDA, as calculated by the Company, may not be comparable to other companies that do not define such terms exactly as the Company.

FFO

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income (loss) (calculated in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, plus real estate related depreciation, depletion and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. Management presents FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from sales of depreciable operating properties, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs. However, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO.

AFFO

The Company calculates AFFO by adjusting FFO to exclude the income and expenses that the Company believes are not reflective of the sustainability of the Company’s ongoing operating performance, including, but not limited to, crop year adjusted revenue, real estate related acquisition and due diligence costs and stock-based compensation.

Changes in GAAP accounting and reporting rules that were put in effect after the establishment of NAREIT’s definition of FFO in 1999 result in the inclusion of a number of items in FFO that do not correlate with the sustainability of the Company’s operating performance.  Therefore, in addition to FFO, the Company presents AFFO and AFFO per share, fully diluted, both of which are non-GAAP measures.  Management considers AFFO a useful supplemental performance metric for investors as it is more indicative of the Company’s operational performance than FFO. AFFO is not intended to represent cash flow or liquidity for the period, and is only intended to provide an additional measure of the Company’s operating performance. Even AFFO, however, does not properly capture the timing of cash receipts, especially in connection with full-year rent payments under lease agreements entered into in connection with newly acquired farms. Management considers AFFO per share, fully diluted to be a supplemental metric to GAAP earnings per share. AFFO per share, fully diluted provides additional insight into how the Company’s operating performance could be allocated to potential shares outstanding at a specific point in time. Management believes that AFFO is a widely recognized measure of the operations of REITs, and presenting AFFO will enable investors to assess the Company’s performance in comparison to other REITs. However, other REITs may use different methodologies for calculating AFFO and AFFO per share, fully diluted and, accordingly, the Company’s AFFO and AFFO per share, fully diluted may not always be comparable to AFFO and AFFO per share amounts calculated by other REITs. AFFO and AFFO per share, fully diluted should not be considered as an alternative to net income (loss) or earnings per share (determined in accordance with GAAP) as an indication of financial performance, or as an alternative to net income (loss) earnings per share (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.

EBITDA and Adjusted EBITDA

EBITDA is a key financial measure used to evaluate the Company’s operating performance but should not be construed as an alternative to operating income, cash flows from operating activities or net income, in each case as determined in accordance with GAAP. The Company believes that EBITDA is a standard performance measure commonly reported and widely used by analysts and investors in the Company’s industry. However, while EBITDA is a performance measure widely used across several industries, the Company does not believe that it correctly captures the Company’s business operating performance because it includes non-cash expenses and recurring adjustments that are necessary to better understand the Company’s business operating performance.  Therefore, in addition to EBITDA, management uses Adjusted EBITDA, a non-GAAP measure.

The Company calculates Adjusted EBITDA by adjusting EBITDA for certain items such as crop year adjusted revenue, stock-based compensation and real estate related acquisition and due diligence costs that the Company considers necessary to understand its operating performance. The Company believes that Adjusted EBITDA provides useful supplemental information to investors regarding the Company’s ongoing operating performance that, when considered with net income and EBITDA, is beneficial to an investor’s understanding of the Company’s operating performance. However, EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.